UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2017

INNOPHOS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33124	20-1380758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259 Prospect Plains Road, Cranbury, New Jersey		08512
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		609-495-2495

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02. Termination of a Material Definitive Agreement.

The disclosure contained in Item 5.02 of this Current Report on Form 8-K pertaining to Jean Marie Mainente’s Executive Employment Agreement, dated July 27, 2015 (the “Employment Agreement”), with Innophos Holdings, Inc. (the “Company”), is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2017, the Company entered into a Separation Agreement and Release with the Company’s Chief Human Resources Officer, Jean Marie Mainente (the “Separation Agreement”). Pursuant to the Separation Agreement, Ms. Mainente’s employment with the Company was terminated effective September 30, 2017 (the “Effective Date”). As a result of her departure from the Company, her Employment Agreement was terminated as of the Effective Date. Under the terms of the Separation Agreement, Ms. Mainente will receive (i) a lump sum payment of $142,485.50, less applicable withholding and other taxes, representing the 2017 annual bonus at target payable under the Employment Agreement, (ii) continuation of her current base salary of $316,687.34 for 12 months following the Effective Date (the “Severance Period”), (iii) the pro rated amount of the annual bonus at target payable under the Employment Agreement for the portion of the Severance Period in 2018 (equal to $109,479.50), which will be paid no later than March 15, 2018, and (iv) continued insurance benefit coverage during the Severance Period. All unvested equity awards granted to Ms. Mainente under the Company’s Long Term Equity Incentive Plan were extinguished as of the Effective Date. The Separation Agreement is subject to revocation on the part of Ms. Mainente no later than October 6, 2017.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

October 2, 2017	By:	/s/ Joshua Horenstein
	Name:	Joshua Horenstein
	Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary